Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE SET TO ACQUIRE CONFIRMA
Acquisition will open computer aided detection (CAD) imaging technology for the global healthcare market

Milwaukee, WI, and Seattle, WA, August 7, 2009 – In order to combine forces on expanding CAD technology, Merge Healthcare Incorporated (NASDAQ: MRGE), a leading health IT solutions provider, and Confirma, Inc., the largest privately-held developer of computer assisted detection (CAD) software for medical imaging, announce that they have entered into a definitive agreement for Merge to acquire Confirma in an all-stock transaction.  This acquisition brings Confirma’s patented and proven technologies to Merge’s multiple market channels and international markets, and provides a mechanism to expand adoption of this important technology.

According to Michael Middleton, Assistant Clinical Professor of Radiology, University of California San Diego Medical Center, “The long-term opportunity for CAD in diagnostic imaging is to contribute significantly to the reduction of health care cost, while increasing access to patient care and life saving modalities.  As imaging studies grow in size and complexity, measured deployment of CAD and workflow enhancing algorithms for radiology show great promise to accomplish these goals.”

“CAD technology is still at an early adoption phase in the market for most indications, but it has significant opportunity as a tool for reducing imaging costs in today’s healthcare reform environment,” states Justin Dearborn, Merge Healthcare CEO. “Together with Confirma, we believe we can now better realize the long term global potential for this technology.”

Confirma has spent years developing the extensive CAD algorithms, intellectual property and validation required of these highly technical clinical tools.  The flagship product, CADstream(TM), has over 1,200 systems implemented for breast and prostate MRI, and several additional solutions are in development. “Our customers understand the core benefits of CAD as a clinical workflow tool,” says Wayne Wager, CEO of Confirma.  “By combining our patented CAD applications with Merge’s broader health IT solutions and global presence, we can better take advantage of current and future growth opportunities and, thus, extend our solutions to more clinicians.”

Page1of 2

The all-stock transaction will be based on a ten-day volume weighted average price (VWAP) of Merge Healthcare’s Common Stock, as of the third trading day prior to the closing date and is subject to certain adjustments.  The total value of the transaction is estimated to be $22 million or approximately 5.6 million shares of Merge Healthcare Common Stock using a ten-day VWAP as of the close of market on August 6, 2009 of $3.897.  Based on these amounts, it is estimated that Confirma investors will own approximately 8.5% of MRGE post-acquisition.  Merge expects the transaction to be completed in September.

“We believe this merger will provide many benefits for our stakeholders,” adds Dearborn. “Short term synergies include bringing Confirma technologies to our international and OEM distribution channels, as well as integrating the Confirma and Merge breast imaging solutions to create additional differentiation with these already successful products.  Midterm, we believe CAD has opportunities in clinical trials, as well as other areas of diagnostic health IT.  As I stated above, there is long term vision to expand the use of CAD in humanitarian markets and to bring additional efficiency to established markets where imaging costs are under fire.”

Merge Healthcare develops solutions that automate healthcare data and diagnostic workflow to enable a better electronic record of the patient experience, and to enhance product development for health IT, device and pharmaceutical companies.  Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

Confirma provides peace of mind through leadership in innovative technology, customer support and resources for building and expanding an MRI practice. Confirma develops and markets CADstream, an MRI-CAD system that revolutionizes MRI study analysis and reporting. CADstream automates the analysis and interventional guidance of MRI studies, providing higher quality imaging studies, lower costs for radiology practices and improved communication tools for physicians and patients. Thousands of physicians at more than 1,200 facilities partner with Confirma each day to provide premium patient care.

# # #

This news release contains "forward-looking statements," including statements which are related to future, not past, events.  Forward-looking statements usually describe expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” "plans," "seeks," “see” and similar expressions.  Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks.  Such forward-looking statements include Merge’s and Confirma’s decision to enter into an agreement for Merge to acquire Confirma, the ability of the parties to complete the transaction contemplated by the merger agreement, including the parties’ ability to satisfy the conditions set forth in the merger agreement, the possibility of any termination of the merger agreement, the successful integration of the Merge and Confirma products and the market acceptance of the resulting solutions. For Merge, particular uncertainties and risks that could cause actual results to differ materially from post-merger forward-looking statements include: the consummation and the successful integration of Confirma into Merge; market acceptance and performance of its products and services; the impact of competitive products and pricing; possible delays in the implementation of its managed services offering; the risks and effects of its recent changes in its executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of its recent securities issues,including the issuance of certain senior secured notes; the past restatement of its financial statements and other actions that may be taken or required as a result of such restatement; its ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to its outstanding indebtedness; risks associated with its prior delays in filings with the SEC or its ability to continue to meet the listing requirements of The NASDAQ Global Market; the costs, risks and effects of various pending legal proceedings and investigations, including the formal investigation being conducted by the Securities and Exchange Commission and the pending settlements of certain class action and derivative lawsuits; and other risk factors detailed in its filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  Neither Merge nor Confirma undertakes any obligation to update such forward-looking statements or any of such risks, uncertainties and other factors except as expressly required by the federal securities laws.